                                                                   EXHIBIT 99.1


                      SUPERGEN MOVES INTO NEW HEADQUARTERS;
                   ANNOUNCES THREE PROMOTIONS AND ONE NEW HIRE


     DUBLIN, Calif., Dec. 21, 2000 -- SuperGen (NASDAQ: SUPG & SUPGZ) announced today that it has relocated its corporate headquarters from the 10,000-square-foot facility it has occupied in San Ramon, California, into a new 50,000-square-foot facility in Dublin, California. The company's new address is: 4140 Dublin Blvd., Suite 200, Dublin, Calif., 94568.

     The company announced three promotions and also one new hire in the sales and marketing department. Dr. Ashok Gore has been promoted from executive director to vice-president of product development for his role in successfully moving forward the rubitecan and paclitaxel projects; Tim Enns, executive director of marketing, has been promoted to vice-president of marketing; Robert Marshall, national sales manager, has been promoted to vice president of sales; and, Frank Brenner, who served as vice president of sales and marketing from 1992-1998, has rejoined the company as vice president of national accounts. The company also announced that Ed Jacobs, executive vice president of commercial operations, will be leaving the company in the new year to become president and chief executive officer of Cambridge, Mass.-based Etex Corporation. Also, Ron Spair, chief financial officer, will be joining Monmouth Junction, N.J.-based Delsys Pharmaceutical Corporation as vice president and chief financial officer in the new year. Both companies are in the pre-IPO stage.

     "Ed Jacobs joined SuperGen in early 1999 with the intention of playing a vital role in commercializing our three broad-based anticancer therapies -rubitecan, Nipent-Registered Trademark- and decitabine - for a variety of indications," said Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen. "Toward that end, his tenure with us has been a successful one, as he helped expand our sales and marketing and business development efforts. He is leaving a strong infrastructure in place which is empowering us to move aggressively forward with our programs.

     "Ron Spair joined SuperGen after we acquired his former company, Sparta Pharmaceuticals, in the summer of 1999, and has since played a significant role in the financial and fund-raising successes of the past year. He also orchestrated the integration of Sparta's and SuperGen's operations into one company," added Dr. Rubinfeld.

     "Both Ed and Ron have expressed the desire and commitment to be actively involved in any transitional aspects that may arise in the coming months," said Dr. Rubinfeld. "We certainly appreciate both Ed's and Ron's enthusiasm for wanting to continue to help guide SuperGen towards commercial success, and wish them well in their new positions. SuperGen is quickly becoming recognized as a superior 'training ground' for key administrators, and I am personally proud to have helped mentor these fine executives."

     The company also announced the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission. The Registration Statement, upon effectiveness, will primarily register SuperGen Inc. Common Stock issued in connection with certain technology licensing and acquisition transactions, including 200,000 shares of Common Stock issuable upon exercise of warrants with an exercise price of $40 per share.

     ETEX Corporation is an advanced biomaterials company focused on products that promote bone repair and enable controlled delivery therapies. ETEX has developed proprietary drug delivery platforms in osteobiologics and oncology as well as implant surface treatments and coatings.

     Delsys Pharmaceutical Corporation is engaged in the development of novel dry-powder, electrostatic-deposition technology for the formulation and manufacture of proprietary pharmaceutical dosage forms.

     Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

     Statements relating to SuperGen's commercialization of its products are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging pharmaceutical company actively involved in clinical trials. Actual results could differ materially from those projected in the `forward-looking' statements as a result of failure to obtain the clinical data necessary to support marketing approval of its products under development, unforeseen delays in clinical-trial management, adverse FDA actions, as well as other risks discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, the report on Form 10-K for the fiscal year ended December 31, 1999, and its report on Form 10-Q for the quarter ended September 30, 2000).




                                      -6-